C O L E
COLE CREDIT PROPERTY TRUST II, INC.

March 1, 2006

Contact:
Gui Costin
602-778-8893

For Immediate Release:

Cole Credit Property Trust II, Inc. announces the acquisition of a single-tenant distribution center located in North Carolina, leased to Drexel Heritage Furniture Industries, Inc.

On February 24, 2006, a wholly-owned subsidiary of the operating partnership of Cole Credit Property Trust II, Inc. acquired a single-tenant distribution center totaling approximately 261,057 square feet on an approximately 30.26 acre site located in Hickory, North Carolina. The building is 100% leased to Drexel Heritage Furniture Industries, Inc, through the initial lease term, which expires on September 8, 2015.

About the Tenant

Drexel Heritage Furniture Industries, Inc. operates a chain of furniture stores throughout the United States and internationally. Drexel Heritage Furniture Industries, Inc. is a wholly owned subsidiary of Furniture Brands International, Inc. Furniture Brands International, Inc. has a Standard & Poor’s credit rating of BBB and is publicly traded on the New York Stock Exchange under the symbol “FBN”.

About Cole Credit Property Trust II, Inc.

Cole Credit Property Trust II, Inc. is a Maryland corporation that intends to qualify as a real estate investment trust beginning with the taxable year ended December 31, 2005. The investment objectives of Cole Credit Property Trust II, Inc. are to provide current income, preservation and return of capital, and growth in the value of its investments.

This release may contain forward-looking statements relating to the business and financial outlook of Cole Credit Property Trust II, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the prospectus for the offering of equity of Cole Credit Property Trust II, Inc. Forward-looking statements in this document speak only as of the date on which such statements were made and we undertake no obligation to update any such statements that become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

2555 E. Camelback Road, Suite 400
Phoenix, AZ 85016
602-778-8700